THE STRIDE RITE CORPORATION                           March 25, 2004
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                               STRIDE RITE REPORTS
                         FIRST QUARTER FINANCIAL RESULTS
                          REAFFIRMS FULL YEAR GUIDANCE
                           DESPITE SLOW START TO YEAR

      Lexington, Massachusetts, March 25, 2004 - The Stride Rite Corporation (NYSE; SRR) today reported its first quarter 2004 results.

     Sales for the first quarter of fiscal 2004 decreased 11% to $136.1 million from $152.3 million in the comparable period of fiscal 2003. Net income for the first quarter totaled $7.5 million or $.19 per diluted share, as compared to net income of $8.8 million or $.22 per diluted share in last year's first quarter.

     First quarter sales of the Stride Rite Children's Group were unchanged from the first quarter of fiscal 2003. The Children's Group company-owned retail stores had a sales increase of 14% for the first quarter, over the same period of fiscal 2003. Sales at comparable Children's Group retail stores increased 11.8% in the first quarter. Children's Group wholesale sales decreased 13% during the same period. Sales of the Keds and Tommy Hilfiger Footwear brands in the first quarter of fiscal 2004 decreased 24% and 18%, respectively, from the comparable period of fiscal 2003. Sales of the Sperry Top-Sider brand increased 3% in the first quarter from the comparable period in fiscal 2003. International sales for the first quarter increased 8% compared to the same period in 2003.

     The Company's gross profit percentage of 38.9% in the first quarter of fiscal 2004 improved 0.8 percentage points as compared to the same period last year, due primarily to better in-line gross profit margins and fewer inventory markdowns. Operating expenses in the first quarter of 2004 decreased 7% as compared to the prior year. The major operating cost decreases for the quarter were related to lower advertising and other administrative spending.

     The quarter-end balance sheet remained strong with inventories 5% below last year. Accounts receivable decreased 10%, consistent with the first quarter sales decline. DSO at 57 days was level with the prior year's DSO. The Company's end of quarter net cash position of $68 million represented a $36 million increase over fiscal 2003 and the Company has no outstanding debt. The Company repurchased 101,800 shares of company stock in the first quarter of fiscal 2004.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "Given the disappointing first quarter results, a few comments on our prospects, as we currently see them, are in order.

     The Children's Group retail store comparable sales were very strong and we anticipate a year of solid, same-store growth. The first quarter wholesale business was impacted by the bankruptcy of Footstar, reduced Munchkin product line sales and a decline in Tommy Hilfiger children's product sales. We believe our Children's Group wholesale business will show improvement in subsequent quarters.

     As we previously discussed, Keds was up against very strong first quarter sales from a year ago. Keds product performance in the second quarter of 2003 did not produce satisfactory results for most retailers. Consequently, this year retailers proved to be even more cautious than we anticipated in their purchases of the current Spring 2004 product line. That said, retail sales of the Keds Microstretch(TM) product line have been strong. In addition, our canvas products, in general, are enjoying better retail results than a year ago. A significant amount of Keds' projected sales volume in the second quarter is typically based on product re-orders.

     Sperry Top-Sider and International turned in solid first quarters. We expect both to have good years. Tommy Hilfiger had a disappointing first quarter in the men's business. This, combined with a lower average selling price, due principally to a shift to beachwear from canvas and lower closeout product sales, created much of the shortfall. The Tommy Girl (teen) line is now rolled out at Journey's and Underground Station. The Tommy "H" line will begin shipping at the end of March. We expect the Tommy performance to improve for the second quarter and the year.

     In spite of this slow start to the year, we are currently reaffirming our guidance of 3% - 5% sales growth and 8% - 12% growth in earnings for the full fiscal year."

     A summary of sales and net income for the first quarter (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.

                                        (in thousands, except per share amounts)
                                                   For the Quarter Ended

                                               Feb. 27,           Feb. 28,
                                                2003               2004

Net sales                                      $136,134           $152,322
Net income                                        7,484              8,821
Net income per common share:
  Diluted                                           .19                .22
  Basic                                             .19                .22
Average common shares used in per share computations:
  Diluted                                        40,325             39,838
  Basic                                          39,420             39,425

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. The Company will provide a live webcast of its first quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at WWW.STREETEVENTS.COM, beginning at 10:00AM EST on March 25, 2004. An on-line replay will follow shortly after the call and will continue through April 1, 2004. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM and WWW.SPERRYTOPSIDER.COM.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

                          The Stride Rite Corporation
                       Summarized Financial Information
                  for the periods ended February 27, 2004 and
                               February 28, 2003

                            Statements of Income

              (in thousands)                   First Quarter


                                               2004      2003
                                   (Unaudited)
               Net sales                     $136,134  $152,322
               Cost of sales                   83,121    94,281
                                             --------- ---------
               Gross profit                    53,013    58,041
               Selling and administrative      41,340    44,376
                  expenses
                                             --------- ---------
               Operating income                11,673    13,665
               Other income, net                  419       450
                                             --------- ---------
               Income before income taxes      12,092    14,115
               Provision for income taxes       4,608     5,294
                                             --------- ---------
               Net income                      $7,484    $8,821
                                             ========= =========

                               Balance Sheets

                                               2004      2003
              Assets:                           (Unaudited)
              Cash and cash equivalents       $67,833   $31,719
              Accounts receivable              88,487    98,376
              Inventories                      83,355    88,177
              Deferred income taxes            14,393    20,588
              Other current assets             15,438     5,121
                                             --------- ---------
                   Total current assets       269,506   243,981
              Property and equipment, net      59,373    67,108
              Other assets                     14,266    15,389
                                             --------- ---------
                   Total assets              $343,145  $326,478
                                             ========= =========
              Liabilities and Stockholders'
              Equity:
              Current liabilities              55,698    55,360
              Deferred income taxes and        13,526    12,208
              other liabilities
              Stockholders' equity            273,921   258,910
                                             --------- ---------
                   Total liabilities and     $343,145  $326,478
                   stockholders' equity
                                             ========= =========